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PRESS RELEASE

                            THOMAS E. SKAINS ELECTED
                     PIEDMONT NATURAL GAS PRESIDENT AND COO


CHARLOTTE, NC - (December 13, 2001). Ware F. Schiefer, Chief Executive Officer of Piedmont Natural Gas, has announced that the Company's Board of Directors has elected Thomas E. Skains (45) to the position of President and Chief Operating Officer, to become effective at the Company's Annual Meeting of Shareholders February 22, 2002. Mr. Skains has also been nominated to stand for election to the Board of the Company at its Annual Meeting of Shareholders. Mr. Schiefer will remain the Company's Chief Executive Officer.

Prior to joining Piedmont in April 1995, Mr. Skains was employed by Transcontinental Gas Pipe Line Corporation as Senior Vice President, Transportation and Customer Services. He joined Transco in 1981 as an attorney and served as corporate and senior attorney before being named Vice President in 1986 and Senior Vice President in 1989.

Mr. Skains currently holds the position of Senior Vice President-Marketing and Supply Services. In his current position, he has been responsible for directing Piedmont's commercial natural gas activities, including retail and wholesale gas sales and marketing, gas supply planning and procurement, retail gas transportation services and throughput management and non-utility joint-venture project development and management.

Mr. Skains obtained his Bachelor of Business Administration degree from Sam Houston State University in 1978 and a Doctorate of Jurisprudence degree from the University of Houston Law School in 1981. He serves on the Board of Directors of SouthStar Energy Services, Pine Needle LNG Company, Cardinal Pipeline Company and Greenbrier Pipeline Company. He is also a member of the Board of Directors of the Southern Gas Association, a former Director of the Southeastern Gas Association and the Natural Gas Transportation Association, and is a member of the American Gas Association. In Charlotte, he serves on the Board of Trustees for Providence Day School and on the Board of the Charlotte Regional Sports Commission. He is also an inactive member of the State Bar of Texas.

He and his wife, Sherry, and their three daughters live in Charlotte.


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